Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stewart Information Services Corporation

We consent to incorporation by reference in the registration statements (No. 33-59747, No. 33-62535, No. 333-03981, No. 333-24075, No. 333-65971, No. 333-77579 and No. 333-88708) on Form S-8 and the registration statement (No. 333-58022) on Form S-3 of Stewart Information Services Corporation of our reports dated March 10, 2005, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Stewart Information Services Corporation. Our report refers to a change in the method of accounting for goodwill and intangibles in 2002.

/s/ KPMG LLP

Houston, Texas
March 10, 2005